EXHIBIT 10.25

Prof. Dr. med. Oliver Wiedow, Forstweg 55, D-24105 Kiel, Germany

Kiel, on August 2, 2019

Proteo, Inc.

Att:     Chief Executive Officer

Mr. Oliver Wiedow

2102 Business Center Drive

Irvine, CA 92612

USA

Re:	Elafin License Agreement

This is to confirm certain agreements and understandings reached between me and Proteo, Inc. in June 2019 based on the following background:

Pursuant to the provisions of the license agreement between Proteo, Inc. (hereinafter “Licensee“) and myself (hereinafter “Licensor“; Licensee and Licensor collectively the “Parties”) dated December 30th, 2000 as amended on December 23rd, 2008 (hereinafter the “License Agreement“), Licensee promised to pay an aggregate amount of 660,000 Euros in certain installments to Licensor. In December 2007, December 2008 and February 2012, Licensee paid to Licensor 30,000 Euros per year and no other payments were made under the License Agreement to Licensor as of June 10th, 2014. In December 2012, Licensor agreed in writing to waive the non-payment defaults and agreed to defer the due dates of the payments for the outstanding balance of 570,000 Euro with installments due on April 15, 2015 (330,000 €), on December 31, 2015 (120,000 €) and on December 31, 2016 (120,000 €). In June 2014, Dr. Wiedow agreed in writing to defer the due date of the payments for the outstanding balance of 570,000 Euro to April 2018, and in March 2017 Dr. Wiedow agreed to defer the payment to June 30, 2020.

I herewith confirm that based on the foregoing we have agreed on the following in June 2019:

1.	The Parties herewith agree that Licensor defers to November 15, 2020 the total amount of 570,000 Euros payable by Licensee, which otherwise would be due on June 30, 2020 (hereinafter the “Deferral”).

2.	In the event that the Company's financial condition improves, the Parties would endeavor to enter in good faith negotiations to accelerate the payments.

3.	Neither the Deferral under Section 1 hereof nor the willingness to negotiate accelerated payments as provided for in Section 2 hereof, would constitute a waiver of or estoppel to Licensor ‘s rights to already existing or future payment obligations under the License Agreement.

Please confirm by respective countersignature that you are in agreement with this letter and with this confirmation of our agreement from June 2019.

Kind regards,

/s/ Oliver Wiedow

Prof. Dr. Oliver Wiedow

We agree to the foregoing

Proteo, Inc., on August 2, 2019

/s/ Oliver Wiedow

Prof. Dr. Oliver Wiedow, Chief Executive Officer